PROSPECTUS SUPPLEMENT
(To Prospectus Dated September 24, 2003)

$50,000,000

Western Massachusetts
Electric Company
 5.90% SENIOR NOTES, SERIES B, DUE 2034

__________________________

Interest payable on March 15 and September 15

__________________________

The Series B Notes will be our unsecured senior obligations and will rank equally with all of our other unsecured senior indebtedness from time to time outstanding.

We may redeem some or all of the Series B Notes at our option in the manner and at the redemption prices which we describe under "Description of the Series B Notes - Optional Redemption" beginning on page S-6 of this prospectus supplement. There is no sinking fund provision for the Series B Notes.
__________________________

PRICE 99.653% AND ACCRUED INTEREST, IF ANY
__________________________

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Company
Per Series B Note.........................................	99.653%	.875%	99.778%
Total...............................................................	$49,826,500	$437,500	$49,389,000

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Series B Notes to purchasers in book-entry only form through the facilities of The Depository Trust Company in New York, New York on or about on September 23, 2004.

MORGAN STANLEY
KEYBANC CAPITAL MARKETS
TD SECURITIES

September20, 2004

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the Series B Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of their respective dates.
_________________

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

Where You Can Find More Information	2
Documents Incorporated by Reference	2
Forward-Looking Statements	3
About this Prospectus	3
Western Massachusetts Electric Company	4
Ratios of Consolidated Earnings to Fixed Charges	4
Use of Proceeds	4
Description of the Senior Notes	4
Legal Opinions	13
Experts	14
Plan of Distribution	14

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of Series B Notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which contains a description of the Senior Notes. To the extent there is a conflict between the information contained or incorporated by reference in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement shall control.

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “Commission”) using a "shelf" registration process. Under the registration statement, we may sell Senior Notes up to a dollar amount of $110,000,000, of which this offering is a part. In September 2003, we sold $55 million in aggregate principal amount of Series A Notes, which are Senior Notes, under the registration statement. In this prospectus supplement, we provide you with specific information about the Series B Notes.

DOCUMENTS INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding, in each case, information deemed furnished and not filed, until we sell all the Series B Notes:

-	Annual Report for the Company on Form 10-K for the year ended December 31, 2003;

-	Quarterly Reports for the Company on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004; and

-	Current Reports for the Company on Form 8-K filed on June 15, 2004.

We will provide to each person, including any beneficial owner of the Series B Notes to whom a copy of this prospectus supplement is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement and the accompanying prospectus but not delivered with this prospectus supplement. We will deliver this information upon written or oral request and provide this information at no cost to the requester. You should direct your requests to:

Randy A. Shoop
Assistant Treasurer - Finance
Western Massachusetts Electric Company
c/o Northeast Utilities Service Company
107 Selden Street
Berlin, Connecticut 06037
(860) 665-3258

S-1

FORWARD-LOOKING STATEMENTS

We make statements in this prospectus supplement and in the accompanying prospectus and in the documents we incorporate by reference that are considered forward-looking statements within the meaning of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended, which are statements of future expectations and not facts including, but not limited to, statements regarding future earnings, refinancings, regulatory proceedings, the use of proceeds from restructuring, and the recovery of operating costs. Words such as estimates, expects, anticipates, intends, plans, and similar expressions identify forward looking statements. Actual results or outcomes could differ materially as a result of further actions by state and federal regulatory bodies, competition and industry restructuring, changes in economic conditions, changes in weather patterns, changes in laws, developments in legal or public policy doctrines, technological developments, volatility in electric and natural gas commodity markets, and other presently unknown or unforeseen factors.

Some important factors that could cause our actual results or outcomes to differ materially from those discussed in the forward-looking statements include prevailing governmental policies and regulatory actions, including those of the Securities and Exchange Commission, the Nuclear Regulatory Commission, the Federal Energy Regulatory Commission, the Massachusetts Department of Telecommunications and Energy and state regulatory agencies, with respect to allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of purchased-power costs, stranded costs, decommissioning costs, and present or prospective wholesale and retail competition (including but not limited to transmission costs).

Our business and profitability are also influenced by economic and geographic factors including political and economic risks, changes in environmental and safety laws and policies, weather conditions (including natural disasters), population growth rates and demographic patterns, competition for retail customers, pricing and transportation of commodities, changes in tax rates or policies or in rates of inflation, changes in project costs, unanticipated changes in certain expenses and capital expenditures, capital market conditions, and legal and administrative proceedings (whether civil or criminal) and settlements.

All such factors are difficult to predict, contain uncertainties which may materially affect actual results and are beyond our control. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Please see the documents we incorporate by reference for more information on these factors. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus supplement. Except to the extent required by the securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for us to predict all of such factors, nor can we assess the impact of each such factor on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements.

WESTERN MASSACHUSETTS ELECTRIC COMPANY

Western Massachusetts Electric Company (the "Company"), a Massachusetts corporation organized in 1886, is a wholly-owned subsidiary of Northeast Utilities (“NU”), a holding company for a number of companies comprising the Northeast Utilities system. Three wholly-owned operating subsidiaries of NU-the Company, Public Service Company of New Hampshire and The Connecticut Light and Power Company-furnish electric service in portions of western Massachusetts, New Hampshire and Connecticut. We are an electric utility engaged principally in the purchase, transmission, distribution and sale of electricity at retail for residential, commercial, industrial and municipal purposes to approximately 200,000 retail customers in 59 cities and towns in Massachusetts. We have a wholly-owned subsidiary, WMECO Funding, LLC, which was organized to facilitate the issuance of rate reduction bonds.

Our principal executive offices are located at One Federal Street, Building 111-4, Springfield, MA 01105; (413) 785-5871.

S-2

USE OF PROCEEDS

We estimate the net proceeds from the sale of the Series B Notes after payment of underwriting discounts and commissions and expenses will be approximately $49.1 million. We will use the net proceeds of the offering to fund a trust which will be used to satisfy our obligations to the U. S. Department of Energy (“DOE”) under the Nuclear Waste Policy Act of 1982 for disposal costs of pre-1983 spent nuclear fuel (“PSNF”) as a result of our prior partial ownership of the Millstone nuclear generating stations in Waterford, Connecticut (“Millstone”). In March 2001, as a result of the sale by us of our interest in Millstone to a subsidiary of Dominion Resources, Inc. (“DRI”), DRI assumed our PSNF obligations to the DOE and we, in turn, are required to reimburse DRI for payments made to the DOE once DRI has made the required payments.

SELECTED HISTORICAL
CONSOLIDATED FINANCIAL INFORMATION

We have derived the summary selected historical consolidated financial data set forth below for the years ended December 31, 1999, 2000, 2001, 2002 and 2003 from our financial statements, audited by Arthur Andersen LLP, independent public accountants in the case of 1999 and 2000, and Deloitte & Touche LLP in the case of 2001, 2002 and 2003. Our financial statements for the three-year period ended December 31, 2003, the accompanying notes and the reports of Deloitte & Touche LLP are included in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated herein by reference. In March 2002, we dismissed Arthur Andersen LLP as our external auditors and selected Deloitte & Touche LLP as our external auditor beginning for the year 2002. In our opinion all adjustments (constituting normal recurring accruals) necessary for a fair statement of the results of operations for the six months ended June 30, 2004 have been made. The income statement data for the six months ended June 30, 2004, is not necessarily indicative of the results that may be expected for an entire year.

The following material, which is presented in this prospectus supplement solely to furnish introductory information, is qualified by, and should be considered in conjunction with, the more detailed information appearing in the documents incorporated by reference.

		Year Ended December 31,
	Six Months ended June 30, 2004 (unaudited)	2003	2002	2001	2000	1999
	(Dollar amounts in thousands)
Income Statement Data
Operating revenues	$189,978	$391,178	$369,487	$478,869	$513,678	$414,231
Operating expenses	169,362	350,784	309,804	440,980	438,408	353,641
Operating income	20,616	40,394	59,683	37,889	75,270	60,590
Net income	7,126	16,212	37,682	14,968	35,268	2,887

Balance Sheet Data
Total assets	877,288	863,564	853,646	852,662	1,047,818	1,253,604
Rate reduction bonds (1)	127,628	132,960	142,742	152,317	----	----
Long-term debt, net of current portion	157,454	157,202	101,991	101,170	139,425	290,279
Preferred Stock, net of current portion	--	--	--	--	35,000	36,500
Common stockholder’s equity	162,336	152,003	157,960	150,447	171,896	237,375
__________
(1)	Rate reduction bonds are non-recourse to the Company.

S-3

RATIOS OF CONSOLIDATED EARNINGS TO FIXED CHARGES

Our ratios of consolidated earnings to fixed charges for the six months ended June 30, 2004 and for each of the years ended December 31, 1999 through 2003 are as follows:

		Year Ended December 31,
	Six Months Ended June 30, 2004 (unaudited)	2003	2002	2001	2000	1999
Ratio of Consolidated Earnings to Fixed Charges(1)	2.49	2.98	3.81	2.19	2.44	1.31
__________
(1) For purposes of computing the ratios: (i) earnings consist of pretax income from continuing operations, fixed charges on debt (including rate reduction bonds), distributed income of equity investees and minority interests; and (ii) fixed charges consist of interest on long-term debt (including rate reduction bonds), amortized premiums, discounts and capitalized expenses related to indebtedness, the interest on short-term debt, the interest component of rental expenses and other interest and dividend payments on preferred stock.

CAPITALIZATION

The following table sets forth our debt and equity capitalization as of June 30, 2004 (i) on a historical basis and (ii) as adjusted to give effect to this offering of $50 million of long-term debt in the form of the Series B Notes and the application of estimated net proceeds as described under "Use of Proceeds." You should read this table in conjunction with our selected financial data presented elsewhere in this prospectus supplement along with our consolidated financial statements and related notes incorporated by reference into the accompanying prospectus.

	June 30, 2004		June 30, 2004
	Actual		As Adjusted
	(thousands)%		(thousands)%
Balance in Prior Spent Nuclear Fuel Trust	---	---	$49,110	---
Capitalization:
Long-term debt(1)	$157,454	46%	$207,454	53%
Common stockholder’s equity	162,336	47%	162,336	41%
Short-term debt	24,300	7%	24,300	6%
Total Capitalization	$344,090	100%	$394,090	100%
(1) Includes approximately $49 million of PSNF liability but does not include rate reduction bonds which are non-recourse to the Company.

S-4

DESCRIPTION OF THE SERIES B NOTES

The Series B Notes are a separate series of the Senior Notes described in the accompanying prospectus and will be issued under the Second Supplemental Indenture, dated as of September 1, 2004, between us and The Bank of New York, as trustee (the "Series B Note Indenture"), supplementing our Indenture with the Bank of New York dated as of September 1, 2003, (the "Senior Note Indenture") described in the accompanying prospectus. You should read the accompanying prospectus for a detailed summary of additional provisions of the Senior Notes and of the Senior Note Indenture. The description of the Series B Notes below supplements the description of the Senior Notes contained in the accompanying prospectus. If the descriptions are inconsistent, this prospectus supplement controls. The following summary and the description set forth in the accompanying prospectus do not purport to be complete and are subject to, and qualified in their entirety by, all provisions of the Senior Note Indenture. Capitalized terms used but not defined in this prospectus supplement have the meanings given to them in the accompanying prospectus.

General

The Series B Notes will constitute the second series of our Senior Notes issued under our Senior Note Indenture. The 5.00% Senior Notes, Series A, Due 2013 in the aggregate principal amount of $55,000,000 constituted the first series of notes issued under our Senior Note Indenture and were issued September 30, 2003. The Senior Note Indenture does not limit the amount of Senior Notes that we may issue. The Series B Notes are initially being offered in the aggregate principal amount of $50,000,000. We may, without the consent of the holders of the Series B Notes, create and issue additional notes ranking equally with the Series B Notes in all respects, including having the same CUSIP number, so that such additional notes shall be consolidated and form a single series with the Series B Notes and shall have the same terms as to status, redemption or otherwise as the Series B Notes. No additional notes may be issued if an Event of Default has occurred and is continuing with respect to the Series B Notes. The Series B Notes will mature on September 15, 2034. The Series B Notes are not entitled to the benefit of any sinking fund, and may be redeemed at our option only under the circumstances described in this prospectus supplement under "- Optional Redemption." The Senior Note Indenture permits the defeasance of the Senior Notes upon satisfaction of the conditions described under "Description of the Senior Notes - Defeasance" in the accompanying prospectus and under "Defeasance" below.

The Series B Notes will constitute senior debt and will rank pari passu with all our other unsecured and unsubordinated indebtedness. Holders of the Series B Notes will generally have a junior position to claims of any holders of preferred stock and creditors of our subsidiary, including trade creditors, debtholders, secured creditors, taxing authorities and guarantee holders. At June 30, 2004 our only subsidiary, WMECO Funding LLC, had $127.6 million of rate reduction bonds issued and outstanding, which obligations are non-recourse to it and to the Company. We have no plans at this time to form any other subsidiary. As of June 30, 2004 we had approximately $157.5 million of outstanding long-term debt (including approximately $49 million of PSNF liability), $24.3 million of short-term debt owed to affiliates, trade debt, capital leases and power purchase obligations and $127.6 million of rate reduction bonds.

The Senior Note Indenture does not currently limit the amount of indebtedness or preferred stock we may issue. Please refer to "Description of the Senior Notes—General" in the accompanying prospectus.

We will issue the Series B Notes in fully registered form in denominations of $1,000 and multiples thereof. The Bank of New York, the Trustee under the Senior Note Indenture, will register transfers and exchanges of the Series B Notes and will serve as paying agent for the Series B Notes. Principal on the Series B Notes will be payable at the Trustee’s Corporate Trust Office at 101 Barclay Street, New York, New York 10286. We will initially issue the Series B Notes in global form. Please refer to "-Global Securities" in this prospectus supplement and "Description of the Senior Notes—Book-Entry Only System" in the accompanying prospectus.

S-5

Massachusetts Department of Telecommunications Approval

On July 19, 2004, we received an order from the Massachusetts Department of Telecommunications and Energy (the "MDTE") approving the issuance of the Series B Notes to fund our PSNF obligation. On August 9, 2004, the Massachusetts Attorney General (the "AG") filed a "Motion for Clarification or, in the Alternative, Reconsideration" with the MDTE. The AG asks that the MDTE clarify or reconsider whether the MDTE determined that there is an annual net benefit to customers arising from the transfer of funds into the trust described under "Use of Proceeds", in advance of the time when the Department of Enegry requests these funds. On August 16, 2004, the Company filed an opposition to the AG’s motion. As of September 20, 2004, the MDTE has taken no action on the motion. In the opinion of counsel to the Company, the AG’s motion will not have any impact on the issuance or validity of the Series B Notes.

Interest

The Series B Notes will bear interest at 5.90% per year. We will pay interest semiannually in arrears on March 15 and September 15 of each year (each, an "Interest Payment Date"), beginning March 15, 2005, and on the maturity date. Interest on the Series B Notes will be computed on the basis of a 360-day year of twelve 30-day months and, for any period shorter than a full month, on the basis of the actual number of days elapsed in such period. If an Interest Payment Date or the maturity date of the Series B Notes falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day (without any interest or other payment in respect of such delay).

Interest on the Series B Notes will accrue from, and including, the date of original issuance of the Series B Notes to, and excluding, the first Interest Payment Date and then from, and including, the immediately preceding Interest Payment Date to which interest has been paid or duly provided for to, but excluding, the next Interest Payment Date or the maturity date, as the case may be. In addition, interest which is overdue shall bear interest at the rate of 5.90% per annum.

We will pay the interest due on any Interest Payment Date to the person in whose name the Series B Note is registered at the close of business (1) on the business day prior to each Interest Payment Date if the Series B Note remains in book-entry only form or (2) on the fifteenth calendar day before each Interest Payment Date if the Series B Note does not remain in book-entry only form.

When we use the term "business day," we mean any day except a Saturday, a Sunday or a legal holiday in the City of New York on which banking institutions are authorized or required by law, regulation or executive order to close.

 Optional Redemption

We may redeem the Series B Notes, in whole or in part, at our option and at any time. If we elect to redeem any of the Series B Notes, we will do so at a redemption price equal to:

o	100% of the principal amount of the Series B Notes being redeemed, plus

o	accrued and unpaid interest thereon to but excluding the redemption date, plus

o	the Make-Whole Premium.

S-6

The "Make-Whole Premium" will be an amount equal to the excess, if any, of (i) the present value of all interest and principal payments scheduled to become due after the redemption date by us in respect of the Series B Notes being redeemed (such present value to be determined on the basis of a discount rate equal to the sum of (a) the Treasury Rate and (b) 15 basis points), over (ii) the principal amount of the Series B Notes being redeemed. "Treasury Rate" means, with respect to the Series B Notes being redeemed, the yield to maturity at the time of computation of United States Treasury securities with a final maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available in New York at least two Business Days prior to the redemption date (or, if such statistical release is no longer published, any publicly available source or similar market data)) most nearly equal to the remaining average life on the redemption date of the Series B Notes being redeemed; provided, however, that if the period from the redemption date to the maturity date of the Series B Notes being redeemed is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

If less than all of the Series B Notes are to be redeemed, the Trustee will select the Series B Notes to be redeemed by a method that the Trustee deems fair and appropriate and which may provide for the selection for the redemption of portions (equal to $1,000 or any multiple thereof) of the principal amount of the Series B Notes larger than $1,000. We will mail notice of the redemption, first-class mail postage prepaid, to each holder of Series B Notes to be redeemed at the holder's address in the register for the securities. Notice to the holders will be given at least 30 but not more than 60 days before the redemption date, unless a shorter period is satisfactory to the Trustee. If any Series B Note is to be redeemed in part only, the notice of redemption that relates to that Series B Note will state the portion of the principal amount of that Series B Note to be redeemed. In that case, we will issue a new Series B Note, of any authorized denomination as requested, in aggregate principal amount equal to the unredeemed portion of the Series B Note in the name of its holder after we cancel the original Series B Note. Series B Notes or portions of Series B Notes to be redeemed become due on the redemption date, and interest will cease to accrue on those Series B Notes or portions of Series B Notes on the redemption date.

Limitation on Liens and Sale and Leaseback Transactions

The covenants set forth in the accompanying prospectus under "Description of the Senior Notes—Limitation on Liens" and "—Sale and Leaseback Transactions" have been made applicable to the Series B Notes.

Global Securities

When the Series B Notes are initially issued, one or more global securities (the "Global Securities") will represent the Series B Notes. These Global Securities will have an aggregate principal amount equal to that of the Series B Notes they represent. Each Global Security will be deposited with, or on behalf of, The Depository Trust Company, as depositary ("DTC"), and registered in the name of Cede & Co., a nominee of DTC. The Global Securities will bear legends stating the restrictions on exchanges and registration of transfer referred to below and any other matters provided for by the Senior Note Indenture. Please refer to "Description of the Senior Notes—Book-Entry Only System" in the accompanying prospectus.

The Global Securities may not be transferred except as a whole (1) by DTC to a nominee of DTC or (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor. If (1) DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within ninety days or (2) there shall have occurred and be continuing after any applicable grace periods an Event of Default under the Senior Note Indenture with respect to the Series B Notes represented by such Global Security, we will issue certificated notes in definitive registered form in exchange for the Global Securities representing the Series B Notes. In addition, we may at any time and in our sole discretion determine not to have any Series B Notes in registered form represented by one or more Global Securities and, in such event, will issue certificated notes in definitive form in exchange for the Global Securities representing the Series B Notes. In any such instance, an owner of a beneficial interest in the Global Securities will be entitled to physical delivery in definitive form of certificated notes represented by the Global Securities equal in principal amount to such beneficial interest and to have such certificated notes registered in its name.

S-7

Defeasance

We may defease the indebtedness on the Series B Notes on the terms described under "Description of the Senior Notes—Defeasance," beginning on page 12 in the accompanying prospectus. In addition, we may defease the Series B Notes within 60 days prior to maturity without delivering an opinion that the defeasance will not cause the Holders of the Series B Notes to recognize income, gain, loss or expense for Federal income tax purposes. The purpose of this provision is to give us more flexibility in timing a refinancing of the indebtedness represented by the Series B Notes. Such a defeasance would be treated as a taxable exchange for Federal income tax purposes, as a result of which a Holder could recognize gain or loss, and which could change the amounts, timing and character of any income, gain or loss recognized on the Series B Notes following defeasance.

Certain Notices

With respect to any Series B Notes represented by a Global Security, notices to be given to the holders of the Series B Notes will be deemed to have been duly given to the holders when given to DTC, or its nominee, in accordance with DTC’s policies and procedures. We believe that DTC’s practice is to inform its participants of any such notice it receives in accordance with its policies and procedures. Persons who hold beneficial interests in the Series B Notes through DTC or its direct or indirect participants may wish to consult with them about how notices and other communications relating to the Series B Notes may be given and received through the facilities of DTC. Neither we nor the Trustee will have any responsibility with respect to those policies and procedures or for any notices or other communications among DTC, its direct and indirect participants and the beneficial owners of the Series B Notes in global form.

With respect to Series B Notes not represented by a Global Security, other notices to be given to the holders of the Series B Notes will be deemed to have been duly given to the holders upon the mailing of such notices to the holders at their respective addresses as they appear on the security register maintained by us or our agent as of the close of business the day before notice is given. Neither the failure to give any notice nor any defect in any notice given to a particular holder will affect the sufficiency of any notice given to another holder.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement dated the date of this prospectus supplement between us and each of the underwriters named below, we have agreed to sell to each of the underwriters, and each of the underwriters have severally agreed to purchase the principal amount of Series B Notes set forth opposite its name below:

Underwriters	Principal Amount of Series B Notes
Morgan Stanley & Co. Incorporated	$40,000,000
KeyBanc Capital Markets, Inc. A Division of McDonald Investments Inc.	5,000,000
TD Securities (USA) Inc.	5,000,000
Total	$50,000,000

S-8

In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Series B Notes offered hereby if any of the Series B Notes are purchased. The obligations of the underwriters, including their agreement to purchase the Series B Notes from us, are several and not joint. The underwriting agreement provides that the obligations of the underwriters pursuant thereto are subject to certain conditions and to approval of legal matters by counsel.

The underwriters have advised us that they initially propose to offer part of the Series B Notes directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of .50% of the principal amount of the Series B Notes. The underwriters may allow, and any such dealers may reallow, a concession to certain other dealers not to exceed .25% of the principal amount of the Series B Notes. After the initial offering of the Series B Notes, the offering price and other selling terms may from time to time be varied by the underwriters.

We do not plan to list the Series B Notes on any national securities exchange or the Nasdaq Stock Market, and there is no established trading market for the Series B Notes. The underwriters have advised us that they intend to make a market in the Series B Notes. The underwriters are not obligated to do so, however, and may discontinue their market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series B Notes or that a public trading market for the Series B Notes will develop.

in order to facilitate the offering of the Series B Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Series B Notes. Specifically, the underwriters may overallot in connection with the offering of the Series B Notes, creating a short position in the Series B Notes for its own account. In addition, to cover overallotments or to stabilize the price of the Series B Notes, the underwriters may bid for, and purchase, Series B Notes in the open market. Finally, the underwriters may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Series B Notes in the offering, if it repurchases previously distributed Series B Notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price for the Series B Notes above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We estimate that our expenses in connection with the offer and sale of the Series B Notes will be approximately $279,000.

We have agreed to indemnify the underwriters against, or contribute to payments the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

The underwriters and certain of their affiliates have, from time to time, performed various investment or commercial banking and financial advisory services for us and our affiliates in the ordinary course of business.

LEGAL OPINIONS

Jeffrey C. Miller, an Assistant General Counsel of Northeast Utilities Service Company, our service company affiliate, and Pillsbury Winthrop LLP, 1540 Broadway, New York, New York 10036-4039, counsel for the underwriters, will give legal opinions relating to the Series B Notes. As of September 1, 2004, Mr. Miller beneficially owned 7,898 of the common shares of Northeast Utilities, our parent company.

S-9

PROSPECTUS SUPPLEMENT
(To Prospectus Dated September 24, 2003)
$55,000,000
Western Massachusetts Electric Company

5.00% SENIOR NOTES, SERIES A, DUE 2013

__________________________

Interest payable on March 1 and September 1

__________________________

We may redeem some or all of the Notes at our option in the manner and at the redemption prices which we describe under "Description of the Notes - Optional
Redemption" beginning on page S-5 of this prospectus supplement.

There is no sinking fund provision for the Notes.
__________________________

PRICE 99.402% AND ACCRUED INTEREST, IF ANY

__________________________

	Price to Public __________	Underwriting Discounts and Commissions ___________	Proceeds to Company ___________
Per Series A Note	99.402%	.650%	98.752%
Total	$ 54,671,100	$ 357,500	$ 54,313,600
__________________________

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Series A Notes to purchasers on September 30 , 2003.
__________________________
Barclays Capital
JPMorgan                              TD Securities

September 25, 2003

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the Series A Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of their respective dates.
_________________

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

Page ________
About this Prospectus Supplement	S-1

Forward-Looking Statements	S-1

Western Massachusetts Electric Company	S-2

Use of Proceeds	S-2

Selected Historical Consolidated Financial Information	S-2

Capitalization	S-4

Description of the Series A Notes	S-4

Underwriting	S-7

Legal Opinions	S-8

PROSPECTUS

Where You Can Find More Information	2

Documents Incorporated by Reference	2

Forward-Looking Statements	3

About this Prospectus	3

Western Massachusetts Electric Company	4

Ratios of Consolidated Earnings to Fixed Charges	4

Use of Proceeds	4

Description of the Senior Notes	4

Legal Opinions	13

Experts	14

Plan of Distribution	14

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of Series A Notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which contains a description of the Senior Notes. To the extent there is a conflict between the information contained or incorporated by reference in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement shall control.

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under the shelf registration process, we may sell Senior Notes up to a dollar amount of $110,000,000, of which this offering is a part. In this prospectus supplement, we provide you with specific information about the terms of this offering.

FORWARD-LOOKING STATEMENTS

We make statements in this prospectus supplement and in the accompanying prospectus and in the documents we incorporate by reference that are considered forward-looking statements within the meaning of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended, which are statements of future expectations and not facts including, but not limited to, statements regarding future earnings, refinancings, regulatory proceedings, the use of proceeds from restructuring, and the recovery of operating costs. Words such as estimates, expects, anticipates, intends, plans, and similar expressions identify forward looking statements. Actual results or outcomes could differ materially as a result of further actions by state and federal regulatory bodies, competition and industry restructuring, changes in economic conditions, changes in weather patterns, changes in laws, developments in legal or public policy doctrines, technological developments, volatility in electric and natural gas commodity markets, and other presently unknown or unforeseen factors.

Some important factors that could cause our actual results or outcomes to differ materially from those discussed in the forward-looking statements include prevailing governmental policies and regulatory actions, including those of the Securities and Exchange Commission, the Nuclear Regulatory Commission, the Federal Energy Regulatory Commission, the Massachusetts Department of Telecommunications and Energy and state regulatory agencies, with respect to allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of purchased-power costs, stranded costs, decommissioning costs, and present or prospective wholesale and retail competition (including but not limited to transmission costs).

Our business and profitability are also influenced by economic and geographic factors including political and economic risks, changes in environmental and safety laws and policies, weather conditions (including natural disasters), population growth rates and demographic patterns, competition for retail customers, pricing and transportation of commodities, changes in tax rates or policies or in rates of inflation, changes in project costs, unanticipated changes in certain expenses and capital expenditures, capital market conditions, and legal and administrative proceedings (whether civil or criminal) and settlements.

All such factors are difficult to predict, contain uncertainties which may materially affect actual results and are beyond our control.

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Given these uncertainties, you should not place undue reliance on these forward-looking statements. Please see the documents we incorporate by reference for more information on these factors. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus supplement. Except to the extent required by the securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for us to predict all of such factors, nor can we assess the impact of each such factor on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements.

WESTERN MASSACHUSETTS ELECTRIC COMPANY

Western Massachusetts Electric Company (the "Company"), a Massachusetts corporation organized in 1886, is a wholly-owned subsidiary of Northeast Utilities (NU), a holding company for a number of companies comprising the Northeast Utilities system. Three wholly-owned operating subsidiaries of NU—the Company, Public Service Company of New Hampshire and The Connecticut Light and Power Company–furnish electric service in portions of western Massachusetts, New Hampshire and Connecticut. The Company is an electric utility engaged principally in the purchase, transmission, distribution and sale of electricity at retail for residential, commercial, industrial and municipal purposes to approximately 195,000 retail customers in 59 cities and towns in Massachusetts. The Company has a wholly-owned subsidiary, WMECO Funding, LLC, which was organized to facilitate the issuance of rate reduction bonds.

The principal executive offices of the Company are located at 174 Brush Hill Avenue, West Springfield, Massachusetts 01090-0010; (413) 785-5871.

 USE OF PROCEEDS

We estimate the net proceeds from the sale of the Series A Notes after payment of underwriting discounts and commissions and expenses will be approximately $54.5 million. We will use the proceeds of the offering (i) to refinance short-term debt of the Company previously incurred in the ordinary course of our business and borrowed from affiliates at an interest rate equal to the Federal Funds Rate, which, at June 30, 2003, was 1.45%, and (ii) for other general corporate purposes. As of June 30, 2003, we had approximately $79.4 million of short-term debt outstanding.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

We have derived the summary selected historical consolidated financial data set forth below for the years ended December 31, 1998, 1999, 2000, 2001 and 2002 from our financial statements, audited by Arthur Andersen LLP, independent public accountants in the case of 1998, 1999, 2000 and 2001, and Deloitte & Touche LLP in the case of 2002. Our financial statements for the three-year period ended December 31, 2002, the accompanying notes and the reports of Deloitte & Touche LLP on the 2002 financial statements and of Arthur Anderson LLP on the 2000 and 2001 financial statements are included in our Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated by reference in the accompanying prospectus. In March 2002, we dismissed Arthur Andersen LLP as our external auditors and selected Deloitte & Touche LLP as our external auditor beginning for the year 2002. In our opinion all adjustments (constituting normal recurring accruals) necessary for a fair statement of the results of operations for the six months ended June 30, 2003 have been made. The income statement data for the six months ended June 30, 2003, is not necessarily indicative of the results that may be expected for an entire year.

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The following material, which is presented in this prospectus supplement solely to furnish introductory information, is qualified by, and should be considered in conjunction with, the more detailed information appearing in the documents incorporated by reference.

		Year Ended December 31,
	Six Months ended June 30, 2003 (unaudited) ________	2002 ________	2001 ________	2000 ________	1999 ________	1998 ________
	(Dollar amounts in thousands, except ratios and per share data)
Income Statement Data
Operating revenues	$194,451	$ 369,487	$ 478,869	$ 513,678	$ 414,231	$ 393,322
Operating expenses	172,196	309,804	440,980	459,582	372,490	373,468
Operating income	22,255	59,683	37,889	54,096	41,741	19,854
Net income/(loss)	8,654	37,682	14,968	35,268	2,887	(9,579)

Balance Sheet Data
Total assets	816,660	836,661	852,662	1,047,818	1,253,604	1,287,682
Rate reduction bonds (1)	137,769	142,742	152,317	--	--	--
Long-term debt, net of current portion	102,282	101,991	101,170	139,425	290,279	349,314
Preferred stock	--	--	--	35,000	36,500	38,000
Common stockholder’s equity	158,520	157,960	150,447	171,896	237,375	224,396

		Year Ended December 31,
	Six Months ended June 30, 2003 (unaudited) ________	2002 ________	2001 ________	2000 ________	1999 ________	1998 ________
Ratio of Consolidated Earnings to Fixed Charges (2)	3.06	3.81	2.19	2.44	1.31	0.72
__________
(1)    Rate Reduction Bonds are non-recourse to the Company.
(2)    For purposes of computing the ratios: (i) earnings consist of pretax income from continuing operations, fixed charges on debt (including rate reduction bonds), distributed income of equity investees and minority interests; and (ii) fixed charges consist of interest on long-term debt (including rate reduction bonds), amortized premiums, discounts and capitalized expenses related to indebtedness, the interest on short-term debt, the interest component of rental expenses and other interest and dividend payments on preferred stock.

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CAPITALIZATION

The following table sets forth our debt and equity capitalization as of June 30, 2003 (i) on a historical basis and (ii) as adjusted to give effect to this offering of Series A Notes and the application of estimated net proceeds as described under "Use of Proceeds." You should read this table in conjunction with our selected financial data presented elsewhere in this prospectus supplement along with our consolidated financial statements and related notes incorporated by reference into the accompanying prospectus.

	June 30, 2003		June 30, 2003
	____________		____________
	Actual		As Adjusted
	(thousands)%			%
	____________	_____________	_____________	____________
Capitalization:
Common
stockholder’s	$158,520	61%	$158,520	50%
equity	$102,282	39%	$157,282	50%
Long-term debt	_________		_________

Total
Capitalization	$260,802	100%	$315,802	100%

DESCRIPTION OF THE SERIES A NOTES

The Series A Notes are a separate series of the Senior Notes described in the accompanying prospectus and will be issued under the First Supplemental Indenture, dated as of September 1, 2003, between us and The Bank of New York, as trustee (the "Series A Note Indenture"), supplementing our Indenture with the Bank of New York dated as of September 1, 2003, (the "Senior Note Indenture") described in the accompanying prospectus. You should read the accompanying prospectus for a detailed summary of additional provisions of the Senior Notes and of the Senior Note Indenture. The description of the Series A Notes below supplements the description of the Senior Notes contained in the accompanying prospectus. If the descriptions are inconsistent, this prospectus supplement controls. The following summary and the description set forth in the accompanying prospectus do not purport to be complete and are subject to, and qualified in their entirety by, all provisions of the Senior Note Indenture. Capitalized terms used but not defined in this prospectus supplement have the meanings given to them in the accompanying prospectus.

General

The Series A Notes will constitute the first series of our Senior Notes issued under our Senior Note Indenture. The Senior Note Indenture does not limit the amount of Senior Notes that we may issue. The Series A Notes are initially being offered in the aggregate principal amount of $55,000,000. We may, without the consent of the holders of the Series A Notes, create and issue additional notes ranking equally with the Series A Notes in all respects, including having the same CUSIP number, so that such additional notes shall be consolidated and form a single series with the Series A Notes and shall have the same terms as to status, redemption or otherwise as the Series A Notes.  No additional notes may be issued if an Event of Default has occurred and is continuing with respect to the Series A Notes. The Series A Notes will mature on September 1, 2013. The Series A Notes are not entitled to the benefit of any sinking fund, and may be redeemed at our option only under the circumstances described in this prospectus supplement under "- Optional Redemption." The Senior Note Indenture permits the defeasance of the Senior Notes upon satisfaction of the conditions described under "Description of the Senior Notes - Defeasance" in the accompanying prospectus and under "Defeasance" below.

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The Series A Notes will constitute senior debt and will rank pari passu with all our other unsecured and unsubordinated indebtedness. Holders of the Series A Notes will generally have a junior position to claims of any holders of preferred stock and creditors of our subsidiary, including trade creditors, debtholders, secured creditors, taxing authorities and guarantee holders. At the present time our only subsidiary, WMECO Funding LLC, has $137.8 million of rate reduction bonds issued and outstanding, which obligations are non-recourse to it and to the Company. WMECO has no plans at this time to form any other subsidiary. As of June 30, 2003 we had approximately $102.3 million of outstanding debt (not including $79.4 million of short-term debt owed to affiliates, trade debt, capital leases, power purchase obligations and $137.8 million of rate reduction bonds).

The Senior Note Indenture does not currently limit the amount of indebtedness or preferred stock we may issue. Please refer to "Description of the Senior Notes—General" in the accompanying prospectus.

We will issue the Series A Notes in fully registered form in denominations of $1,000 and multiples thereof. The Bank of New York, the Trustee under the Senior Note Indenture, will register transfers and exchanges of the Series A Notes and will serve as paying agent for the Series A Notes. Principal on the Series A Notes will be payable at the Trustee’s Corporate Trust Office at 101 Barclay Street, New York, New York 10286. We will initially issue the Series A Notes in global form. Please refer to "-Global Securities" in this prospectus supplement and "Description of the Senior Notes—Book-Entry Only System" in the accompanying prospectus.

Interest

The Series A Notes will bear interest at 5.00% per year. We will pay interest semiannually in arrears on September 1 and March 1 of each year (each, an "Interest Payment Date"), beginning March 1, 2004, and on the maturity date. Interest on the Series A Notes for any period other than a complete interest payment period will be computed on the basis of a 360 day year of twelve 30 day months for the actual number of days elapsed. If an Interest Payment Date or the maturity date of the Series A Notes falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day (without any interest or other payment in respect of such delay).

Interest on the Series A Notes will accrue from, and including, the date of original issuance of the Series A Notes to, and excluding, the first Interest Payment Date and then from, and including, the immediately preceding Interest Payment Date to which interest has been paid or duly provided for to, but excluding, the next Interest Payment Date or the maturity date, as the case may be.

We will pay the interest due on any Interest Payment Date to the person in whose name the Series A Note is registered at the close of business (1) on the business day prior to each Interest Payment Date if the Series A Note remains in book-entry only form or (2) on the fifteenth calendar day before each Interest Payment Date if the Series A Note does not remain in book-entry only form.

When we use the term "business day," we mean any day except a Saturday, a Sunday or a legal holiday in the City of New York on which banking institutions are authorized or required by law, regulation or executive order to close.

Optional Redemption

We may redeem the Series A Notes, in whole or in part, at our option and at any time. If we elect to redeem any of the Series A Notes, we will do so at a redemption price equal to:

o 100% of the principal amount of the Series A Notes being redeemed, plus
o accrued and unpaid interest thereon to but excluding the redemption date, plus
o the Make-Whole Premium.

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The "Make-Whole Premium" will be an amount equal to the excess, if any, of (i) the present value of all interest and principal payments scheduled to become due after the redemption date by us in respect of the Series A Notes being redeemed (such present value to be determined on the basis of a discount rate equal to the sum of (a) the Treasury Rate and (b) 15 basis points), over (ii) the principal amount of the Series A Notes being redeemed. "Treasury Rate" means, with respect to the Series A Notes being redeemed, the yield to maturity at the time of computation of United States Treasury securities with a final maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available in New York at least two Business Days prior to the redemption date (or, if such statistical release is no longer published, any publicly available source or similar market data)) most nearly equal to the remaining average life on the redemption date of the Series A Notes being redeemed; provided, however, that if the period from the redemption date to the maturity date of the Series A Notes being redeemed is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

If less than all of the Series A Notes are to be redeemed, the Trustee will select the Series A Notes to be redeemed by a method that the Trustee deems fair and appropriate and which may provide for the selection for the redemption of portions (equal to $1,000 or any multiple thereof) of the principal amount of the Series A Notes larger than $1,000. We will mail notice of the redemption, first-class mail postage prepaid, to each holder of Series A Notes to be redeemed at the holder's address in the register for the securities. Notice to the holders will be given at least 30 but not more than 60 days before the redemption date, unless a shorter period is satisfactory to the Trustee. If any Series A Note is to be redeemed in part only, the notice of redemption that relates to that Series A Note will state the portion of the principal amount of that Series A Note to be redeemed. In that case, we will issue a new Series A Note, of any authorized denomination as requested, in aggregate principal amount equal to the unredeemed portion of the Series A Note in the name of its holder after we cancel the original Series A Note. Series A Notes or portions of Series A Notes to be redeemed become due on the redemption date, and interest will cease to accrue on those Series A Notes or portions of Series A Notes on the redemption date.

Limitation on Liens and Sale and Leaseback Transactions

The covenants set forth in the accompanying prospectus under "Description of the Senior Notes—Limitation on Liens" and "—Sale and Leaseback Transactions" have been made applicable to the Series A Notes.

Global Securities

When the Series A Notes are initially issued, one or more global securities (the "Global Securities") will represent the Series A Notes. These Global Securities will have an aggregate principal amount equal to that of the Series A Notes they represent. Each Global Security will be deposited with, or on behalf of, The Depository Trust Company, as depositary ("DTC"), and registered in the name of Cede & Co., a nominee of DTC. The Global Securities will bear legends stating the restrictions on exchanges and registration of transfer referred to below and any other matters provided for by the Senior Note Indenture. Please refer to "Description of the Senior Notes—Book-Entry Only System" in the accompanying prospectus.

The Global Securities may not be transferred except as a whole (1) by DTC to a nominee of DTC or (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor. If (1) DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within ninety days or (2) there shall have occurred and be continuing after any applicable grace periods an Event of Default under the Senior Note Indenture with respect to the Series A Notes represented by such Global Security, we will issue certificated notes in definitive registered form in exchange for the Global Securities representing the Series A Notes. In addition, we may at any time and in our sole discretion determine not to have any Series A Notes in registered form represented by one or more Global Securities and, in such event, will issue certificated notes in definitive form in exchange for the Global Securities representing the Series A Notes. In any such instance, an owner of a beneficial interest in the Global Securities will be entitled to physical delivery in definitive form of certificated notes represented by the Global Securities equal in principal amount to such beneficial interest and to have such certificated notes registered in its name.

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Defeasance

We may defease the indebtedness on the Series A Notes on the terms described under "Description of the Senior Notes—Defeasance," beginning on page 12 in the accompanying prospectus. In addition, we may defease the Series A Notes within 60 days prior to maturity without delivering an opinion that the defeasance will not cause the Holders of the Series A Notes to recognize income, gain, loss or expense for Federal income tax purposes. The purpose of this provision is to give us more flexibility in timing a refinancing of the indebtedness represented by the Series A Notes. Such a defeasance would be treated as a taxable exchange for Federal income tax purposes, as a result of which a Holder could recognize gain or loss, and which could change the amounts, timing and character of any income, gain or loss recognized on the Series A Notes following defeasance.

Certain Notices

With respect to any Series A Notes represented by a Global Security, notices to be given to the holders of the Series A Notes will be deemed to have been duly given to the holders when given to DTC, or its nominee, in accordance with DTC’s policies and procedures. We believe that DTC’s practice is to inform its participants of any such notice it receives in accordance with its policies and procedures. Persons who hold beneficial interests in the Series A Notes through DTC or its direct or indirect participants may wish to consult with them about how notices and other communications relating to the Series A Notes may be given and received through the facilities of DTC. Neither we nor the Trustee will have any responsibility with respect to those policies and procedures or for any notices or other communications among DTC, its direct and indirect participants and the beneficial owners of the Series A Notes in global form.

With respect to Series A Notes not represented by a Global Security, other notices to be given to the holders of the Series A Notes will be deemed to have been duly given to the holders upon the mailing of such notices to the holders at their respective addresses as they appear on the security register maintained by us or our agent as of the close of business the day before notice is given. Neither the failure to give any notice nor any defect in any notice given to a particular holder will affect the sufficiency of any notice given to another holder.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement dated the date of this prospectus supplement between us and each of the underwriters named below, we have agreed to sell to each of the underwriters, and each of the underwriters have severally agreed to purchase the principal amount of Series A Notes set forth opposite its name below:

Underwriters __________	Principal Amount of Series A Notes _________________________________________
Barclays Capital Inc.	$ 33,000,000
J.P. Morgan Securities Inc.	11,000,000
TD Securities (USA) Inc.	11,000,000

Total	$ 55,000,000

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    In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Series A Notes offered hereby if any of the Series A Notes are purchased. The obligations of the underwriters, including their agreement to purchase the Series A Notes from us, are several and not joint. The underwriting agreement provides that the obligations of the underwriters pursuant thereto are subject to certain conditions. The underwriters will sell the Series A Notes to the public when and if the underwriters buy the Series A Notes from us.

The underwriters have advised us that they initially propose to offer part of the Series A Notes directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of 0.40% of the principal amount of the Series A Notes. The underwriters may allow, and any such dealers may reallow, a concession to certain other dealers not to exceed 0.25% of the principal amount of the Series A Notes. After the initial offering of the Series A Notes, the offering price and other selling terms may from time to time be varied by the underwriters.

We do not plan to list the Series A Notes on any national securities exchange or the Nasdaq Stock Market, and there is no established trading market for the Series A Notes. The underwriters have advised us that they intend to make a market in the Series A Notes. The underwriters are not obligated to do so, however, and may discontinue their market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series A Notes or that a public trading market for the Series A Notes will develop.

In order to facilitate the offering of the Series A Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Series A Notes. Specifically, the underwriters may overallot in connection with the offering of the Series A Notes, creating a short position in the Series A Notes for its own account. In addition, to cover overallotments or to stabilize the price of the Series A Notes, the underwriters may bid for, and purchase, Series A Notes in the open market. Finally, the underwriters may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Series A Notes in the offering, if it repurchases previously distributed Series A Notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price for the Series A Notes above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We estimate that our expenses in connection with the offer and sale of the Series A Notes will be approximately $500,000.

We have agreed to indemnify the underwriters against, or contribute to payments the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

The underwriters and certain of their affiliates have, from time to time, performed various investment or commercial banking and financial advisory services for us and our affiliates in the ordinary course of business.

LEGAL OPINIONS

Jeffrey C. Miller, an Assistant General Counsel of Northeast Utilities Service Company, our service company affiliate, and Pillsbury Winthrop LLP, One Battery Park Plaza, New York, New York 10004-1490, counsel for the underwriters, will give legal opinions relating to the validity of the Series A Notes. As of September 10, 2003, Mr. Miller beneficially owned 9,420 of the common shares of Northeast Utilities, our parent company.

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PROSPECTUS

WESTERN MASSACHUSETTS ELECTRIC COMPANY

$ 110,000,000

SENIOR NOTES

Western Massachusetts Electric Company intends to offer from time to time in one or more series up to $110 million of its senior unsecured debt securities (the "Senior Notes"). This Prospectus provides you with a general description of the Senior Notes.

When a particular series of Senior Notes is offered, we will prepare and issue a supplement to this Prospectus setting forth the particular terms of the offered Senior Notes (each such supplement, a "Prospectus Supplement"). You should read this Prospectus and any Prospectus Supplement carefully before you make any decision to invest in the Senior Notes. This Prospectus may not be used to sell any of the Senior Notes unless accompanied by a Prospectus Supplement.

Unless otherwise indicated in a related Prospectus Supplement, the Senior Notes will not be listed on a national securities exchange or on the Nasdaq stock market.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We may offer the Senior Notes directly or through underwriters, agents or dealers. Each Prospectus Supplement will provide the terms of the plan of distribution relating to the respective series of Senior Notes. "Plan of Distribution" below also provides more information on this topic.

The date of this Prospectus is September 24, 2003.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C., a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered in this Prospectus. We have not included certain portions of the Registration Statement in this Prospectus as permitted by the Commission’s rules and regulations. For further information, you should refer to the Registration Statement and its exhibits.

We are subject to the informational requirements of the Securities Exchange Act of l934, as amended (the "Exchange Act"), and therefore we file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy the Registration Statement (with exhibits), as well as the reports and other information filed by the Company with the Commission, at the Commission’s Public Reference Room at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Commission’s Public Reference Room by calling 1-800-SEC-0330. Information filed by us is also available at the Commission’s Internet site at http://www.sec.gov. You can find additional information about us, including our Annual Report on Form 10-K for the year ended December 31, 2002, on the website of our parent company, Northeast Utilities, at http://www.nu.com. The information on this website is not a part of this Prospectus.

You should rely only on the information incorporated by reference or provided in this Prospectus and its supplement(s). We have not authorized anyone to provide you with different information. You should not assume that the information in this Prospectus or any Prospectus Supplement is accurate as of any date other than the date on the front of those documents. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

DOCUMENTS INCORPORATED BY REFERENCE

The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this Prospectus. Later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all the Senior Notes:

-	Annual Report of the Company on Form 10-K for the year ended December 31, 2002; and
-	Quarterly Reports for the Company on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003.

We will provide to each person, including any beneficial owner of Senior Notes, to whom a copy of this Prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this Prospectus but not delivered with this Prospectus. We will deliver this information upon written or oral request and provide this information at no cost to the requester. You should direct your requests to:

Randy A. Shoop
Assistant Treasurer – Finance
Northeast Utilities Service Company
107 Selden Street
Berlin, Connecticut 06037
(860) 665-3258

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FORWARD-LOOKING STATEMENTS

We make statements in this Prospectus and in the documents we incorporate by reference that are considered forward-looking statements within the meaning of the Securities Act and the Exchange Act, which are statements of future expectations and not facts including, but not limited to, statements regarding future earnings, refinancings, regulatory proceedings, the use of proceeds from restructuring, and the recovery of operating costs. Words such as estimates, expects, anticipates, intends, plans, and similar expressions identify forward-looking statements. Actual results or outcomes could differ materially as a result of further actions by state and federal regulatory bodies, competition and industry restructuring, changes in economic conditions, changes in weather patterns, changes in laws, developments in legal or public policy doctrines, technological developments, volatility in electric and natural gas commodity markets, and other presently unknown or unforeseen factors.

Some important factors that could cause our actual results or outcomes to differ materially from those discussed in the forward-looking statements include prevailing governmental policies and regulatory actions, including those of the Commission, the Nuclear Regulatory Commission, the Federal Energy Regulatory Commission, and state regulatory agencies, with respect to allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of purchased-power costs, stranded costs, decommissioning costs, and present or prospective wholesale and retail competition (including but not limited to transmission costs).

Our business and profitability are also influenced by economic and geographic factors including political and economic risks, changes in environmental and safety laws and policies, weather conditions (including natural disasters), population growth rates and demographic patterns, competition for retail customers, pricing and transportation of commodities, changes in tax rates or policies or in rates of inflation, changes in project costs, unanticipated changes in certain expenses and capital expenditures, capital market conditions, and legal and administrative proceedings (whether civil or criminal) and settlements.

All such factors are difficult to predict, contain uncertainties which may materially affect actual results and are beyond our control.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. Please see the documents we incorporate by reference for more information on these factors. These forward-looking statements represent our estimates and assumptions only as of the date of this Prospectus. Except to the extent required by the securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for us to predict all of such factors, nor can we assess the impact of each such factor on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements.

ABOUT THIS PROSPECTUS

This Prospectus is part of a registration statement that we have filed with the Commission utilizing a "shelf" registration, or continuous offering, process. Under this shelf registration process, we may issue and sell the Senior Notes in one or more offerings with a maximum aggregate offering price of up to $110,000,000.

This Prospectus provides you with a general description of the Senior Notes. Each time we sell the Senior Notes, we will provide a Prospectus Supplement that will contain specific information about the terms of the offering. Any Prospectus Supplement may also add, update or change information contained in the Prospectus. If there is any inconsistency between the information in this Prospectus and the Prospectus Supplement, you should rely on the information in the Prospectus Supplement.

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WESTERN MASSACHUSETTS ELECTRIC COMPANY

Western Massachusetts Electric Company (the "Company"), a Massachusetts corporation organized in 1886, is a wholly-owned subsidiary of Northeast Utilities, a holding company for a number of companies comprising the Northeast Utilities system. Three wholly-owned operating subsidiaries of Northeast Utilities—the Company, Public Service Company of New Hampshire and The Connecticut Light and Power Company ––furnish electric service in portions of western Massachusetts, New Hampshire and Connecticut. The Company is an electric utility engaged principally in the purchase, transmission, distribution and sale of electricity at retail for residential, commercial, industrial and municipal purposes to approximately 195,000 retail customers in 59 cities and towns in Massachusetts. The Company has a wholly-owned subsidiary, WMECO Funding, LLC, which was organized to facilitate the issuance of rate reduction bonds.

The principal executive offices of the Company are located at 174 Brush Hill Avenue, West Springfield, Massachusetts 01090-2010 (413) 785-5871.

RATIOS OF CONSOLIDATED EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges for the six months ended June 30, 2003 and for each of the years ended December 31, 1998 through 2002 are as follows:

	Six Months Ended June 30, 2003	Year Ended December 31,
	(unaudited)	2002	2001	2000	1999	1998
Ratio of Earnings to Fixed Charges (1)	3.06	3.81	2.19	2.44	1.31	0.72

(1)
For purposes of computing the ratios: (i) earnings consists of pretax income from continuing operations, fixed charges on debt (including rate reduction bonds), distributed income of equity investees and minority interests; and (ii) fixed charges consist of interest on long-term debt (including rate reduction bonds), amortized premiums, discounts and capitalized expenses related to indebtedness, interest on short-term debt, interest component of rental expenses and other interest, and dividend payments on preferred stock

USE OF PROCEEDS

The net proceeds from the sale of the Senior Notes will be used (i) to refinance short-term debt of the Company previously incurred in the ordinary course of business and borrowed from affiliates at an interest rate equal to the Federal Funds Rate, which at June 30, 2003 was 1.45%, and (ii) for other general corporate purposes. As of June 30, 2003, we had $79.4 million of short-term debt outstanding.

DESCRIPTION OF THE SENIOR NOTES

General .    The following description sets forth certain general terms and provisions of the Senior Notes to which any Prospectus Supplement may relate. The description does not purport to be complete and is subject to, and qualified in its entirety by, all of the provisions of the Senior Note Indenture (as defined below), which is incorporated herein by reference and is an exhibit to the Registration Statement of which this Prospectus is a part. The particular terms of the Senior Notes offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Senior Notes so offered will be described therein. References to section numbers under this caption are references to the section numbers of the Senior Note Indenture. Capitalized terms not defined herein have the meanings given to them in the Senior Note Indenture.

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The Senior Notes will be issued under an indenture (the "Senior Note Indenture"), between us and The Bank of New York, a New York banking corporation, as trustee (the "Senior Note Trustee") dated as of September 1, 2003, as amended and supplemented.

The Senior Notes will be our senior unsecured debt securities and will rank equally with all of our other unsecured and unsubordinated debt. There is no requirement under the Senior Note Indenture that future issues of our debt securities be issued under the Senior Note Indenture, and we will be free to use other indentures or documentation, containing provisions different from those included in the Senior Note Indenture or applicable to one or more issues of Senior Notes, in connection with future issues of such other debt securities.

The Senior Note Indenture does not limit the aggregate principal amount of the Senior Notes that may be issued thereunder. The Senior Note Indenture provides that the Senior Notes will be issued in one or more series as notes or debentures. The Senior Notes may be issued at various times and may have differing maturity dates and may bear interest at differing rates. The Prospectus Supplement applicable to each issue of Senior Notes will specify:

•	the designation and aggregate principal amount of such Senior Notes;

•	the date or dates on which such Senior Notes will mature;

•	the interest rate or rates, or method of calculation of such rate or rates, on such Senior Notes, and the date from which such interest shall accrue;
•	the dates on which such interest will be payable or method by which such dates are to be determined;

•	the record dates for payments of interest;

•	any redemption terms;

•	the period or periods within which, the price or prices at which, and the terms and conditions upon which, such Senior Notes may be repaid, in whole or in part, at our option;

•
the place or places, if any, in addition to or in the place of our office or the office of the Senior Note Trustee, where the principal of (and premium, if any) and interest, if any, on such Senior Notes shall be payable and where notices to the Company shall be sent; and

•	other specific terms applicable to such Senior Notes. (Section 301)

                 Unless otherwise indicated in the applicable Prospectus Supplement, the Senior Notes will be denominated in United States currency in minimum denominations of $1,000 and integral multiples thereof. (Section 301)

Unless otherwise indicated in the applicable Prospectus Supplement or as below described under "Limitation on Liens" and "Sale and Leaseback Transactions", there are no provisions in the Senior Note Indenture or the Senior Notes that require us to redeem, or permit the Holders of the Senior Notes to cause a redemption of, the Senior Notes or that otherwise protect the Holders of the Senior Notes in the event that we incur substantial additional indebtedness, whether or not in connection with a change in control of us.

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Our ability to meet our obligations under the Senior Notes is dependent on our earnings and cash flows. As of June 30, 2003, we had approximately $181.7 million of outstanding debt for borrowed money, which includes long-term debt and short-term debt (including notes payable to affiliates) but does not include trade debt, capital leases or power purchase obligations or approximately $137.8 million of rate reduction bonds. Unless otherwise specified in a Prospectus Supplement, the Supplemental Indentures will not limit the amount of indebtedness or preferred stock we may issue.

Registration, Transfer, Exchange and Form . Senior Notes of any series may be exchanged for other Senior Notes of the same series of any authorized denominations and of a like aggregate principal amount and tenor. (Section 305)

Unless otherwise indicated in the applicable Prospectus Supplement, Senior Notes may be presented for registration of transfer (duly endorsed or accompanied by a duly executed written instrument of transfer) at the office or agency maintained for such purpose with respect to any series of Senior Notes and referred to in the applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Senior Note Indenture. (Section 305)

In the event of any redemption of Senior Notes of any series, we will not be required to exchange, or register the transfer of, any Senior Notes of such series selected, called or being called for redemption except, in the case of any Senior Note to be redeemed in part, the portion thereof not to be so redeemed. (Section 305)

Book-Entry Only System .    Each series of Senior Notes may be issued in the form of one or more global notes (the "Global Notes") representing all or part of such series of Senior Notes and which will be deposited with or on behalf of The Depository Trust Company as Depositary under the Senior Note Indenture ("DTC") and registered in the name of DTC or nominee of DTC. Certificated Senior Notes will not be exchangeable for Global Notes and, except under the circumstances described below, the Global Notes will not be exchangeable for certificated Senior Notes.

So long as DTC, or its nominee, is the registered owner of the Global Notes, DTC or its nominee, as the case may be, will be considered the sole owner or Holder of the Senior Notes represented by the Global Notes for all purposes under the Senior Note Indenture, including for any notices and voting. Except in limited circumstances, the owners of beneficial interests in the Global Notes will not be entitled to have Senior Notes registered in their names, will not receive or be entitled to receive physical delivery of the Senior Notes and will not be considered the Holders thereof under the Senior Note Indenture. Accordingly, each person holding a beneficial interest in a Global Note must rely on the procedures of DTC and, if such person is not a direct participant, on procedures of the direct participant through which such person holds its interest, to exercise any of the rights of a registered owner of the Senior Notes.

The Global Notes may be exchanged in whole for certificated Senior Notes only if:

(1)                   DTC notifies us that it is unwilling or unable to continue as depository for the Global Notes or DTC has ceased to be a clearing agency registered under the Securities Exchange Act of 1934 and, in either case, we thereupon fail to appoint a successor depository within 90 days;

(2)                   we, at our option, notify the Senior Note Trustee in writing that we elect to cause the issuance of certificated Senior Notes; or

(3)                   there shall have occurred and be continuing an event of default with respect to the applicable Senior Notes of any series.

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In any such case, we have agreed to notify the Senior Note Trustee in writing that, upon surrender by the direct participants and indirect participants of their interest in such Global Notes, certificated Senior Notes representing the applicable Senior Notes will be issued to each person that such direct participants and indirect participants and DTC identify as being the beneficial owner of such Senior Notes.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing agency" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which are referred to as indirect participants and, together with direct participants, the participants. The rules applicable to DTC and its participants are on file with the Commission.

Purchases of Global Notes under the DTC system must be made by or through direct participants, who will receive a credit for such purchases of Global Notes on DTC’s records. The ownership interest of each actual purchaser of each Global Note, or beneficial owner, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the Global Notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in the Global Notes, except in the event that use of the book-entry system for the Global Notes is discontinued.

To facilitate subsequent transfers, all Global Notes deposited by participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of Global Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Global Notes; DTC’s records reflect only the identity of the direct participants to whose account such Global Notes are credited which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participant and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

If the Global Notes are redeemable, redemption notices shall be sent to Cede & Co. If less than all of the Global Notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

Neither DTC nor Cede & Co. will consent or vote with respect to the Global Notes. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants whose accounts the Global Notes are credited on the record date, identified in a listing attached to the omnibus proxy.

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Principal, interest and premium payments, if any, on the Global Notes will be made to DTC in immediately available funds. DTC’s practice is to credit direct participants’ accounts on the date on which interest is payable in accordance with the respective holdings shown on DTC’s records, unless DTC has reason to believe that it will not receive payments on such date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name." and will be the responsibility of such participant and not of DTC, the Senior Note Trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, interest and premium, if any, on any of the Senior Notes represented by Global Notes to DTC is the responsibility of the Senior Note Trustee and us. Disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of the participants.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources, including DTC, that we believe to be reliable, but we take no responsibility for the accuracy thereof.

The underwriters, dealers or agents of any of the securities may be direct participants of DTC.

Neither the Senior Note Trustee, us, nor any agent for payment on or registration of transfer or exchange of any Global Note will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such Global Note or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Paying Agents .    We will maintain an office or agency where Senior Notes may be presented or surrendered for payment. We will give prompt written notice to the Senior Note Trustee of the location, and any change in the location, of such office or agency. If at any time we shall fail to maintain any such required office or agency or shall fail to furnish the Senior Note Trustee with the address thereof, such presentations and surrenders may be made or served at the corporate trust office of the Senior Note Trustee, and, in such event, the Senior Note Trustee shall act as our agent to receive all such presentations and surrenders. (Section 1002)

All monies paid by us to a paying agent for the payment of principal of, interest or premium, if any, on any Senior Note which remains unclaimed at the end of two years after any such principal, interest or premium shall have become due and payable will be repaid to us at our request and the Holder of such Senior Note will thereafter look only to us for payment thereof as an unsecured general creditor. (Section 1003)

Consolidation, Merger, Conveyance, Sale or Transfer .    Nothing contained in the Senior Note Indenture prevents us from consolidating with or merging into another corporation or conveying, selling or otherwise transferring our properties and assets substantially as an entirety to any Person, provided that:

•
the corporation formed by such consolidation or into which we are merged or the Person which acquires by conveyance, sale or transfer our properties and assets substantially as an entirety is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and expressly assumes by an indenture supplemental thereto, executed and delivered to the Senior Note Trustee, in form satisfactory to the Senior Note Trustee, the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all the Senior Notes and the performance of every covenant of the Senior Note Indenture on our part to be performed or observed; and

•
immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing.

We shall also be required to deliver to the Senior Note Trustee certificates and opinions stating that such consolidation, merger, conveyance, sale or transfer comply with the Senior Note Indenture and all relevant conditions precedent have been satisfied. (Section 801)

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Limitation on Liens .    Nothing contained in the Senior Note Indenture or in the Senior Notes in any way restricts or prevents the Company from incurring any indebtedness; provided that if this covenant is made applicable to the Senior Notes of any particular series, the Company will not issue, assume or guarantee (including any contingent obligation to purchase) or permit to exist any notes, bonds, debentures or other evidences of indebtedness for money borrowed ("Debt") secured by a mortgage, lien, pledge, security interest or other encumbrance ("Lien") upon any property of the Company, without effectively providing that the outstanding Senior Notes of such series (together with, if the Company so determines, any other indebtedness or obligation then existing or thereafter created ranking equally with the Senior Notes of such series) shall be secured equally and ratably with (or prior to) such Debt so long as such Debt shall be so secured (provided that for purposes of providing such equal and ratable security, the principal amount of outstanding Senior Notes of any series will be such portion of the principal amount as may be specified in the terms of such series). This restriction will not, however, apply to:

•    Liens in existence on the date of the original issue of the Senior Notes to which this restriction is made applicable;

•    Liens created solely for the purpose of securing Debt incurred to finance, refinance or refund the purchase price or cost (including the cost of construction) of property acquired after the date of the Senior Note Indenture (by purchase, construction or otherwise), or Liens in favor of guarantors of obligations or Debt representing, or incurred to finance, refinance or refund, such purchase price or cost, provided that no such Lien shall extend to or cover any property other than the property so acquired and improvements thereon and provided further that such Liens are created no later than 24 months after the purchase or construction;

•    Liens on any property or assets acquired from a corporation which is merged with or into the Company, which Liens are not created as a result of or in connection with or in anticipation of any such merger (unless such Liens were created to secure or provide for the payment of any part of the purchase price of such corporation);

•    Any Lien on any property or assets existing at the time of acquisition thereof and which is not created as a result of or in connection with or in anticipation of such acquisition (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such property or assets); or

•    Any extension, renewal or replacement of any Lien referred to in the foregoing clauses, provided that the principal amount of Debt so secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement Lien shall be limited to all or part of substantially the same property which secured the Lien extended, renewed or replaced (plus improvements on such property).

Notwithstanding the foregoing, the Company may issue or assume Debt secured by Liens which would otherwise be subject to the foregoing restrictions in an aggregate principal amount which does not at the time of issuance or assumption exceed 10% of the principal amount of the Senior Notes then outstanding. (Section 1007)

Sale and Leaseback Transactions .    If this covenant is made applicable to the Senior Notes of any series, the Company will not enter into any Sale and Leaseback Transaction unless either:

•
the Company would be entitled pursuant to the "Limitation on Liens" covenant above to create Debt secured by a Lien on the property to be leased back in an amount equal to the Attributable Value of such Sale and Leaseback Transaction without the Senior Notes being effectively secured equally and ratably with (or prior to) that Debt; or

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•
the Company, within 270 days after the sale or transfer of the relevant assets shall have been made, applies, in the case of a sale or transfer for cash, an amount equal to the net proceeds from the sale or, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair market value of the property so leased (as determined by any two Directors of the Company) to:

•	the retirement of long-term indebtedness of the Company ranking prior to or on a parity with the Senior Notes or

•	the investment in any property used in the ordinary course of business by the Company.

"Attributable Value" means, as to any particular lease under which the Company is at any time liable as lessee and at any date as of which the amount thereof is to be determined, the amount equal to the greater of (i) the net proceeds from the sale or transfer of the property leased pursuant to the Sale and Leaseback Transaction or (ii) the net book value of the property, as determined by the Company in accordance with generally accepted accounting principles at the time of entering into the Sale and Leaseback Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease that is part of the Sale and Leaseback Transaction remaining at the time of determination and the denominator of which shall be equal to the number of full years of the term, without regard, in any case, to any renewal or extension options contained in the lease.

"Sale and Leaseback Transaction" means any transaction or series of related transactions relating to property now owned or hereafter acquired by the Company whereby the Company transfers the property to a person and the Company leases it from that person for a period, including renewals, in excess of 36 months. (Section 1012)

Modification of the Senior Note Indenture .    The Senior Note Indenture contains provisions permitting us and the Senior Note Trustee, with the consent of the Holders of a majority in principal amount of the outstanding Senior Notes, of all series affected by the modification (voting as one class), to modify the Senior Note Indenture or any supplemental indenture or the rights of the Holders of the Senior Notes of such series; provided that no such modification shall without the consent of the Holders of each outstanding Senior Note affected thereby:

•	change the date upon which the principal of or the interest on any Senior Note is due and payable;

•	reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof;

•	change any place of payment where, or the currency in which, any Senior Note or any premium or the interest thereon is payable;

•	impair the right to institute suit for the enforcement of any payment on or after the date such payment is due (or, in the case of redemption, on or after the date fixed for such redemption);

•
reduce the aforesaid percentage of Senior Notes, the consent of the Holders of which is required for any modification of the applicable supplemental indenture or for waiver by the Holders of certain of their rights; or

•	modify certain provisions of the Senior Note Indenture. (Section 902)

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The Senior Note Indenture also contains provisions permitting us and the Senior Note Trustee to amend the Senior Note Indenture in certain circumstances without the consent of the Holders of any Senior Notes to evidence the succession of another Person to us, the replacement of the Senior Note Trustee and for certain other purposes, including to cure any ambiguity or defect, or correct any inconsistency, in the Senior Note Indenture, or to add or change any other provisions with respect to matters or questions arising under the Senior Note Indenture or the Senior Notes, provided such changes or additions shall not adversely affect the interests of the Holders of any series of the Senior Notes in any material respect, or involve a change requiring the consent of the Holders of the Senior Notes described in the preceding paragraph. (Section 901)

Events of Default .    An Event of Default with respect to the Senior Notes is defined in the Senior Note Indenture as being:

•	failure to pay any interest on the Senior Notes and continuance of such failure for 30 days;

•
failure to pay the principal (or premium, if any), including the payment of principal (or premium, if any) when due pursuant to any redemption provision of the Senior Notes and continuance of such failure for three days;

•	failure to pay any sinking fund installment, if any, pursuant to the terms of the Senior Notes, and continuance of such failure for a period of three days;

•
default in the performance, or breach, of any covenant or warranty of ours in the Senior Note Indenture (other than certain covenants or warranties a default in whose performance or whose breach is specifically dealt with elsewhere in the Senior Note Indenture or which has been expressly included in the Senior Note Indenture solely for the benefit of any series of Senior Notes other than that series) and continuance of such default or breach for a period of 90 days after written notice is given to us by the Senior Note Trustee or to us and the Senior Note Trustee by the Holders of 33% or more in aggregate principal amount of the outstanding Senior Notes; and

•	certain events of bankruptcy, insolvency, reorganization, receivership or liquidation involving us. (Section 501)

We will be required to file with the Senior Note Trustee annually an officers’ certificate as to the existence or absence of default in performance of certain covenants in the Senior Note Indenture. (Section 1008) The Senior Note Indenture provides that the Senior Note Trustee may withhold notice to the Holders of the Senior Notes of any default (except in payment of principal of (or premium, if any), or interest, if any, on, the Senior Notes or in the payment of any sinking fund installment with respect to the Senior Notes) if the Senior Note Trustee in good faith determines that it is in the interest of the Holders of the Senior Notes to do so. (Section 602) The Senior Note Indenture provides that, if an Event of Default due to the default in payment of principal of (or premium, if any) or interest on the Senior Notes or in the payment of any sinking fund installment with respect to the Senior Notes, or due to the default in the performance or breach of any covenant or warranty in the Senior Note Indenture by us shall have happened and be continuing, either the Senior Note Trustee or the Holders of 33% or more in aggregate principal amount of the outstanding Senior Notes may declare the principal amount of all the Senior Notes to be due and payable immediately, but if we shall cure all defaults and certain other conditions are met, such declaration may be annulled and past defaults may be waived by the Holders of a majority in aggregate principal amount of the Senior Notes. If an Event of Default due to certain events of bankruptcy, insolvency or reorganization has occurred and is continuing, the principal amount of all the Senior Notes shall be immediately due and payable, without any act of either the Senior Note Trustee or the Holders. (Sections 502 and 513)

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Subject to the provisions of the Senior Note Indenture relating to the duties of the Senior Note Trustee, the Senior Note Trustee will be under no obligation to exercise any of its rights or powers under the Senior Note Indenture at the request or direction of any of the Holders of the Senior Notes, unless such Holders shall have offered to the Senior Note Trustee reasonable indemnity. (Section 603)

Subject to such provision for indemnification, the Holders of a majority in principal amount of the Senior Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Note Trustee, or exercising any trust or power conferred on the Senior Note Trustee with respect to the Senior Notes, provided, however, that if an Event of Default shall have occurred and be continuing with respect to less than all of the series of Senior Notes, the Holders of a majority in aggregate principal amount of the Senior Notes of all such series, considered as one class, shall have the right to make such direction, and provided that the Senior Note Trustee shall have the right to decline to follow any such direction if the Senior Note Trustee shall determine that the action so directed conflicts with any law or the provisions of the Senior Note Indenture or if the Senior Note Trustee shall determine that such action would subject the Senior Note Trustee to personal liability or expense for which reasonable indemnity has not been provided. (Section 512)

Defeasance .    We, at our option, (a) will be Discharged from any and all obligations in respect of the Senior Notes (except for certain obligations to register the transfer or exchange of Senior Notes, replace destroyed, stolen, lost or mutilated Senior Notes, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain covenants of the Senior Note Indenture described under "—Consolidation, Merger, Conveyance, Sale or Transfer" and "—Limitation of Liens" or to certain covenants relating to corporate existence and maintenance of properties and insurance, in each case, if:

•	We irrevocably deposit with the Senior Note Trustee, in trust, (a) money or (b) in certain cases,

-	U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money; or

-	a combination thereof, in each case sufficient to pay and discharge

•
the principal of (and premium, if any) and each installment of principal (and premium, if any) and interest, if any, on the outstanding Senior Notes on the dates such payments are due, in accordance with the terms of the Senior Notes, or to and including the redemption date irrevocably designated by us

•	no Event of Default or event which with notice or lapse of time would become an Event of Default shall have occurred and be continuing on the date of such deposit;

•	we deliver to the Senior Note Trustee an opinion of counsel to the effect

-
that the Holders of the Senior Notes will not recognize income, gain, loss or expense for Federal income tax purposes as a result of such deposit and defeasance of certain obligations; this condition, however, shall not apply if (i) the Company shall have irrevocably designated a Redemption Date, (ii) such Redemption Date is no more than 60 days after the date of the deposit referred to above and (iii) we comply with the remaining conditions; and

-	that the defeasance trust is not, or is registered as, an investment company under the Investment Company Act of 1940; and

•
we have delivered to the Senior Note Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for in the Senior Note Indenture relating to the satisfaction and discharge of the Senior Notes have been complied with. (Sections 403 and 1009)

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Discharged means, with respect to the Senior Notes of any series, the discharge of the entire indebtedness represented by, and obligations of ours under, the Senior Notes of such series and in the satisfaction of all the obligations of ours under the Senior Note Indenture relating to the Senior Notes of such series, except:

•
the rights of Holders of the Senior Notes of such series to receive, from the trust fund established pursuant to the Senior Note Indenture, payment of the principal of and interest and premium, if any, on the Senior Notes of such series when such payments are due;

•	our obligations with respect to the Senior Notes of such series with respect to registration, transfer, exchange and maintenance of a place of payment; and

•	the rights, powers, trusts, duties, protections and immunities of the Senior Note Trustee under the Senior Note Indenture. (Section 101)

U.S. Government Obligations means direct obligations of the United States for the payment of which its full faith and credit is pledged, or obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States and the payment of which is unconditionally guaranteed by the United States, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of a holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt. (Section 101)

Resignation or Removal of Senior Note Trustee .    The Senior Note Trustee may resign at any time upon written notice to us, and such resignation will take effect immediately upon the appointment of a successor Senior Note Trustee. (Sections 610 and 611)

The Senior Note Trustee may be removed at any time by an instrument or concurrent instruments in writing delivered to the Senior Note Trustee and us and signed by the Holders, or their attorneys-in-fact, of at least a majority in principal amount of the then outstanding Senior Notes. In addition, under certain circumstances, we may remove the Senior Note Trustee upon notice to the Holder of each Senior Note outstanding and the Senior Note Trustee, and appointment of a successor Senior Note Trustee. (Section 610)

No Recourse Against Others.     The Senior Note Indenture provides that no recourse for the payment of the principal of or any premium or interest on any Senior Note, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of ours, contained in the Senior Note Indenture or in any supplemental indenture, or in any Senior Note, or because of the creation of any indebtedness represented thereby, will be had against any trustee, incorporator, stockholder, officer or director, as such, past, present or future, of ours or any successor corporation, either directly or through us or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is expressly waived and released as a condition of, and in consideration for, the execution of the Senior Note Indenture and the issuance of the Senior Notes. (Section 114) Such waiver may not be effective to waive liabilities under the Federal securities laws and we understand that it is the view of the Commission that such a waiver is against public policy.

Concerning the Senior Note Trustee .    The Senior Note Trustee under the Senior Note Indenture, and affiliates of the Senior Note Trustee, are also trustees under other indentures and trust agreements of affiliates of ours. In addition, the Senior Note Trustee is a lending party to two of our system revolving credit facilities with total commitment amounts under each facility of approximately $32 million and $28 million.

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LEGAL OPINIONS

Legal opinions relating to the validity of the Senior Notes will be given by Jeffrey C. Miller, Assistant General Counsel of Northeast Utilities Service Company, a service company affiliate for the Company, and Pillsbury Winthrop LLP, New York, New York 10004-1490, counsel for any underwriters, agents or dealers.

EXPERTS

The consolidated financial statements and the related financial statement schedules, as of and for the year ended December 31, 2002, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference (which express an unqualified opinion) , and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated statements of income, comprehensive income, common stockholders’ equity and cash flows for the year ended December 31, 2001 and 2000, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 and 2000, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report, which is incorporated herein by reference, and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Arthur Andersen LLP expressed an unqualified opinion on those financial statements in their report for that year. Arthur Andersen LLP, who has ceased operations, has not consented to the inclusion of their report in connection with this Prospectus and was not involved in reviewing the materials contained herein. As such, the ability of potential investors to recover against Arthur Andersen LLP for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein may be limited.

With respect to the unaudited interim financial information for the periods ended March 31, and June 30, 2003 and 2002, which is incorporated herein by reference, Deloitte & Touche LLP has applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report on Northeast Utilities and Subsidiaries (parent of the Company) included in Northeast Utilities’ combined Quarterly Report on Form 10-Q for the quarters ended March 31, and June 30, 2003 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

PLAN OF DISTRIBUTION

We may sell the Senior Notes offered hereby (i) through negotiation with one or more underwriters; (ii) through one or more agents or dealers designated from time to time; (iii) directly to purchasers; or (iv) through any combination of the above. The distribution of the Senior Notes may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. A Prospectus Supplement or a supplement thereto will describe the method of distribution of Senior Notes of any series.

If we use any underwriters in the sale of Senior Notes, we will enter into an underwriting agreement, distribution agreement or similar agreement with such underwriters prior to the time of sale, and the names of the underwriters used in the transaction will be set forth in the Prospectus Supplement or a supplement thereto relating to such sale. If an underwriting agreement is executed, the Senior Notes will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions,

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including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. Unless otherwise indicated in the Prospectus Supplement, the underwriting or purchase agreement will provide that the obligations of any underwriters to purchase the Senior Notes will be subject to certain conditions precedent and the underwriter or underwriters are obligated to purchase all of the Senior Notes offered in the Prospectus Supplement if any are purchased.

If a dealer is utilized in the sale of the Senior Notes, we will sell the Senior Notes to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of sale.

If any of the Senior Notes are sold through agents designated by us from time to time, the Prospectus Supplement or a supplement thereto will name any such agent, set forth any commissions payable by us to any such agent and the obligations of such agent with respect to the Senior Notes. Unless otherwise indicated in the Prospectus Supplement or a supplement thereto, any such agent will be acting on a best efforts basis for the period of its appointment.

Any underwriters utilized may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 of Regulation M under the Exchange Act. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the particular offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. These stabilizing transactions and syndicate covering transactions may cause the price of the Senior Notes to be higher than it would otherwise be in the absence of such transactions.

The Senior Notes of any series, when first issued, will have no established trading market. Any underwriters or agents to or through whom Senior Notes are sold by us for public offering and sale may make a market in such Senior Notes, but underwriters and agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Senior Notes.

In connection with the sale of the Senior Notes, any purchasers, underwriters or agents may receive compensation from us or from purchasers in the form of concessions or commissions. The underwriters will be, and any agents and any dealers participating in the distribution of the Senior Notes may be deemed to be, underwriters within the meaning of the Securities Act. The agreement between us and any purchasers, underwriters or agents will contain reciprocal covenants of indemnity, and will provide for contribution by us in respect of our indemnity obligations, between us and the purchasers, underwriters or agents against certain liabilities, including liabilities under the Securities Act.

        We are currently contemplating issuing up to $55 million of Senior Notes in an underwritten offering shortly after the registration statement containing this Prospectus is declared effective by the Commission The general terms of the Senior Notes are described in this Prospectus under "Description of the Senior Notes". We have not finally determined the timing or terms of such an offering. Barclays Capital Inc. will be the bookrunning manager in connection with the offering. Other underwriters are expected to include JP Morgan Securities, Inc. and TD Securities (USA) Inc. Total underwriters’ compensation to be paid by us is not expected to exceed 0.65% of the principal amount of the Senior Notes to be sold. The interest rate is expected to be a fixed rate determined through negotiation with the underwriters based on market conditions at the time of the offering. Maturity of the new Senior Notes is expected to be ten years. We expect that the use of the proceeds from this offering will be to refund short-term debt incurred by us in the ordinary course of business and for other general corporate purposes. Other terms will be reflected in a prospectus supplement that will be filed with the Commission if and when we decide to proceed with any such offering.

Certain of the underwriters or agents and their associates may engage in transactions (including the extension of credit) with, or perform services for, us and our affiliates in the ordinary course of business.

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